Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to (a) the reference to our name and description of our role in the base prospectus under the headings “Net Asset Value Calculation and Valuation Procedures—Independent Valuation Firm” and “Net Asset Value Calculation and Valuation Procedures—Real Property Portfolio Valuation,” relating to the role of Altus Group U.S., Inc. as the Independent Valuation Firm, and the valuation of the real properties and related assumptions provided under the caption “Net Asset Value Calculation and Valuation Procedures—Our Current and Historical NAV Calculations,” and (b) the reference to our name, the description of our role and the valuation of the real properties and related assumptions provided under the heading “NAV Calculation and Certain Historical NAV Information—NAV Calculation” in supplement no. 1 to the base prospectus, each in Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (File No. 333-175989) of Dividend Capital Diversified Property Fund Inc., and the prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.

September 16, 2013